Exhibit 23.2

  KPMG



The Board of Directors and Stockholders of
Point West Capital Corporation:


We consent to the incorporation by reference in the registration statement Nos. 333-21825 and 333-21827 on Form S-8 of Point West Capital Corporation of our report dated February 27, 1999 relating to the consolidated balance sheet of Point West Capital Corporation as of December 31, 1998, and the related consolidated statements of operations stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Point West Capital Corporation.

                                                /s/KPMG LLP

San Francisco, California
March 2, 2000